Exhibit 99.1

BUTLER NATIONAL ESTABLISHES COO ROLE TO DRIVE OPPORTUNITIES
Butler National Promotes 20+ Year Employee Christopher Reedy to Chief Operating Officer

OLATHE, KANSAS. (January 26, 2023) Butler National Corporation (OTCQB: BUKS) announces the corporate organizational structure change with the establishment of the Chief Operator Officer (“COO”) position, and the appointment of Christopher J. Reedy by the Board as Executive Vice President, Chief Operating Officer and Secretary of the Company.

Butler National is a recognized provider of professional management services in the gaming industry and a leader in special mission aircraft modifications. Christopher Reedy has extensive experience in both of these segments with his past role as Vice President and Secretary for the Corporation. Butler National has employed Christopher Reedy to perform many roles since November of 2000. Mr. Reedy was appointed to the Secretary position in 2005. In addition to his aviation credentials, Mr. Reedy possesses a Bachelor’s Science in Electrical Engineering from Kansas State University and a Juris Doctorate from the University of Missouri-Kansas City.

Leadership of each of the Butler National operating subsidiaries report to the COO. The COO reports to the Chief Executive Officer. The COO will also be responsible for shareholder relations.

“I am pleased that the Board has appointed Chris Reedy to the COO position. He is deserving of this role in that he has performed many of the COO functions in his previous position. Mr. Reedy has a very unique complement of experience and skills that make him well-suited to be the Butler National COO.” Commented R. Warren Wagoner, Chairman of the Butler National Board of Directors. “Mr. Reedy’s twenty-plus years of contributions include airplane fuel tank protection, leading many FAA STC approvals of avionics modifications, aircraft modification negotiations and countless hours supporting casino operations, from support of governmental affairs legislative and regulatory efforts to support of employee relations. He is a valuable resource for the Corporation.”

About Butler National Corporation

Butler National Corporation has been a recognized provider of professional management services in the gaming industry for more than 20 years. Following the enactment of the Kansas Expanded Lottery Act (KELA), Butler National competed for a contract to manage a Lottery Gaming Facility for the State of Kansas. In 2008, Butler National Service Corporation (a Butler National Corporation subsidiary) proposed and was awarded a contract to manage the Boot Hill Casino & Resort in Dodge City. When Boot Hill Casino opened in 2009, it was the first state-owned and -operated casino in Kansas. In addition to its gaming division, Butler National manufactures, sells and services support systems for private, commercial and military aircraft.

About Boot Hill Casino & Resort

Boot Hill Casino & Resort, managed by BHCMC, LLC and Butler National Service Corporation, wholly-owned subsidiaries of Butler National Corporation (OTCQB: BUKS), features over 450 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill.

The $90 million Boot Hill Casino project opened in December 2009. The lottery facility games at Boot Hill Casino & Resort are owned and operated by the Kansas Lottery. The Kansas Racing and Gaming Commission provides regulatory oversight for the casino. For more information about Boot Hill Casino & Resort, please visit us at www.boothillcasino.com, or call us at 1.877.906.0777.

FOR MORE INFORMATION, CONTACT:

David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com	Ph (972) 814-5723
Butler National Corporation Investor Relations	Ph (913) 780-9595

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